EXHIBIT 10.29
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
DEVELOPMENT AND LICENSE AGREEMENT
This Agreement is made this 2nd day of June, 1998 (“the Effective Date”) by and between

ARADIGM CORPORATION
26219 Eden Landing Road
Hayward, California 94545

(hereinafter referred to as ARADIGM)

and	NOVO NORDISK A/S
Novo Alle
DK-2880 Bagsvaerd
Denmark

(hereinafter referred to as NOVO NORDISK)

WHEREAS	ARADIGM is the owner of, and is beneficially entitled to, a number of patents and patent applications and Know-How related to the production and delivery of drugs, including proteins/peptides, via the pulmonary route using a breath controlled delivery device;

WHEREAS	NOVO NORDISK is the owner of, and is beneficially entitled to, a number of patents and patent applications and Know-How relating to the development and production of recombinant human insulin, as well as insulin analogues and other compounds useful in the control of blood glucose levels in humans;

WHEREAS	NOVO NORDISK and ARADIGM wish to enter into a Development and License Agreement to develop a system for pulmonary delivery of insulin (and potentially other compounds) and ARADIGM is willing to use its Patent Rights and Know-How in such a development programme;

WHEREAS	NOVO NORDISK and ARADIGM, in addition to the above mentioned development work, wish to enter into a licensing arrangement under which ARADIGM will grant to NOVO NORDISK an exclusive, world-wide license under ARADIGM’s Patent Rights and ARADIGM’s Know-How, to use, market, distribute, sell and sublicense products resulting from such development programme in the Field;
NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE 1 - DEFINITIONS
In the present Agreement the following definitions shall prevail:
     1.1 “Affiliates” of a party hereto shall mean an entity which controls, is controlled by or is under common control with such party (by majority ownership or otherwise). For the purposes hereof “control” shall mean the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.
     1.2 “ARADIGM” shall mean ARADIGM CORPORATION of 26219 Eden Landing Road, Hayward, California 94545, and any of its Affiliates.
     1.3 “ARADIGM Know-How” shall mean all knowledge, information and expertise possessed by ARADIGM prior to or at any time during the term of this Agreement related to the development and production of the Device, Packaged Products, Formulated Compounds and Programme Compounds, whether or not covered by ARADIGM Patent Rights or any other industrial or intellectual property right of ARADIGM, including but not limited to technical data, experimental results, specifications, techniques, methods, processes and written materials.
     1.4 “ARADIGM Patent Rights” shall mean any and all of ARADIGM’s patents and patent applications related to the Device, Packaged Products, Formulated Compounds and Programme Compounds, including those that relate to the development, production and use of same, possessed by ARADIGM at any time during the term of this Agreement. A current and complete list of such rights, entitled “ARADIGM Patents” and certified by an officer of ARADIGM, has been delivered to NOVO NORDISK. ARADIGM Patent Rights shall also include all continuations, continuations-in-part, divisionals or re-issues of such patents and patent applications and any patents issuing thereon or extensions thereof or any foreign counterparts thereof. Extensions of patents shall include: a) extensions under the U.S. Patent Term Restoration Act, b) extensions of patents under the Japanese Patent Law, c) Supplementary Protection Certificates for members of the European Patent Convention and other countries in the European Economic Area and d) similar extensions under any applicable law in the Territory.
     1.5 “Development Costs” shall mean the fully burdened costs of conducting development activities (including the supply by ARADIGM of clinical trial quantities of Devices and Packaged Products) pursuant to the Development Programme, including the costs of labor (including all allocable benefits), materials, outside consultants and research and development and corporate and overhead amounts reasonably allocable to such development activities [ * ].

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.6 “Development Programme” shall mean the pharmaceutical development of the Packaged Products (including Formulated Compounds and the disposable unit dose packaging) and the Device, including the pre-clinical and clinical development programmes required for registration and approval of the Device and the Packaged Products in the Territory as provided for in this Agreement. The Development Programme shall initially consist of a development plan addressing the development of the Device and a Packaged Product containing the Initial Compound, but may be enlarged to include the development of Packaged Products containing one or more Other Compounds in accordance with Article 2.1.
     1.7 “Device” shall mean any pulmonary delivery device, together with any accessories, used to administer any Formulated Compounds contained in a disposable unit dose package, developed in the course of the Development Programme based on the device technology described in the ARADIGM Patent Rights or utilizing ARADIGM Know-How.
     1.8 “Diligent Efforts” shall mean no less than the efforts that the applicable party applies to development, manufacture or commercialization of its own compounds or products with similar regulatory requirements and market potential.
     1.9 “Field” shall mean pulmonary administration of insulin, insulin analogs and any other compounds whose principal therapeutic effect is to control blood glucose levels in humans, including but not limited to glucagon-like peptide (“GLP”), GLP-1 and analogs of GLP.
     1.10 “First Marketing” shall mean making available for sale the Device and a Packaged Product in commercial quantities in any country in the Territory.
     1.11 “Formulated Compound” shall mean any formulation of any Programme Compound developed in the course of the Development Programme for use in a Packaged Product.
     1.12 “Fully Burdened Costs” shall mean the cost of raw materials (excluding unless otherwise stated the Programme Compound), components, labour (production), quality control (labour, material and external analysis), third party royalties, freight, import duties, taxes and reasonably allocated facilities, depreciation of equipment and manufacturing overheads relating to the production of the specified item.
     1.13 “Gross Profit” shall mean NOVO NORDISK’s Net Sales of Packaged Products and Devices in the Territory minus the Fully Burdened Costs of all Packaged Products and Devices (including finished goods, components and raw materials such as Initial Compound that become obsolete or outdated, whether due to inaccurate forecasting or any other reason) supplied to NOVO NORDISK or produced by NOVO NORDISK as contemplated by Article 4.7 [ * ] and Article 4.9(a) (secondary packaging), including for this purpose the Fully Burdened Costs of the applicable Programme Compound, other than product that is so produced or provided as samples (Article 4.9(f)).

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.14 “Initial Compound” shall mean recombinant human insulin.
     1.15 “Minimum Product Profile” shall mean any and all of the essential minimum product specifications and other criteria for the Device and the Packaged Products, set forth in a separate document entitled “Minimum Product Profile” signed by the parties, which the parties have agreed must be met in the course of the Development Programme to provide justification for commercial launch and which may provide the basis for termination of this Agreement as set forth in Article 9.2.
     1.16 “Net Sales” shall mean the invoiced gross revenue from sales of product made by NOVO NORDISK and/or its sublicensees when invoiced to any third party in an arm’s length transaction less: a) Trade, cash and/or quantity discounts or rebates, if any; b) Credits or allowances given for rejection or return of such products previously sold; c) Any tax or governmental charge other than income tax levied on the sale thereof or customs duties associated therewith; d) Freight, insurance and other similar expenses billed separately to the customer. Upon a request by NOVO NORDISK supported by suitable documentation reflecting actual operating experience, the parties will agree on a fixed percentage of Net Sales to represent item (d).
     1.17 “NOVO NORDISK Know-How” shall mean knowledge, information and expertise possessed by NOVO NORDISK prior to or at any time during the term of this Agreement that relates to any Programme Compound or any Formulated Compound or that NOVO NORDISK otherwise contributes to the Development Programme, whether or not covered by NOVO NORDISK Patent Rights or other industrial or intellectual property right of NOVO NORDISK, including but not limited to technical data, experimental results, specifications, techniques, methods, processes and written materials.
     1.18 “NOVO NORDISK” shall mean NOVO NORDISK A/S, Novo Allé, DK-2880 Bagsvaerd, Denmark, and any of its Affiliates.
     1.19 “NOVO NORDISK Patent Rights” shall mean any and all of NOVO NORDISK’s patents and patent applications related to any Programme Compound or any Formulated Compound, including those that relate to the production, development and use of same, possessed by NOVO NORDISK at any time during the term of this Agreement. NOVO NORDISK Patent Rights shall also include all continuations, continuations-in-part, divisionals or re-issues of such patents and patent applications and any patents issuing thereon or extensions thereof or any foreign counterparts thereof. Extensions of patents shall include: a) extensions under the U.S. Patent Term Restoration Act, b) extensions under the Japanese Patent Law, c) Supplementary Protection Certificates for members of the European Patent Convention and other countries in the European Economic Area and d) similar extensions under any applicable law in the Territory.
     1.20 “Other Compounds” shall mean compounds in the Field other than the Initial Compound.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.21 “Packaged Products” shall mean the disposable unit dose packages developed in the course of the Development Programme containing Formulated Compounds, packaged for use with the Device for pulmonary delivery of such Formulated Compounds.
     1.22 “Programme Compounds” shall mean the Initial Compound and any Other Compounds that are added to the Development Programme in accordance with Article 2.1.
     1.23 “Regulatory Approval” shall mean the granting of a commercial marketing authorization for the Packaged Product for delivery of a Formulated Compound using the Device and for the Device.
     1.24 “Regulatory Submission” shall mean the filing of an application for a commercial marketing authorization for a Packaged Product for delivery of a Formulated Compound using the Device and for the Device.
     1.25 “Territory” shall include any and all countries of the world.
ARTICLE 2 - DEVELOPMENT ACTIVITIES AND RESPONSIBILITIES
     2.1 NOVO NORDISK and ARADIGM shall jointly conduct the Development Programme, which shall initially consist of Diligent Efforts by the parties to carry out a development plan addressing development of the Device and a Packaged Product containing the Initial Compound for administration using the Device. The preliminary details of such development plan have been agreed upon by the parties and are set forth in a separate document entitled “Milestone Plan.” The details of this development plan shall be discussed and agreed on in good faith between the parties and embodied in a document signed by both parties, which shall thereafter be subject to further modification from time to time as approved by the Steering Committee. The product description for the Packaged Product and the Device, including the Minimum Product Profile as well as desired target profiles, shall be agreed by NOVO NORDISK and ARADIGM and shall be included in the document defining the Development Programme. It is understood between the parties that the specifications for the Packaged Product and the Device may require some changes during the course of the programme and that such changes will be made when and as approved by the Steering Committee. NOVO NORDISK shall specify within [ * ] after the initiation of a Phase III trial of the initial Packaged Product one or more Other Compounds for study by the Steering Committee as candidates for the second Packaged Product to be added to the Development Programme and may from time to time thereafter propose additional Other Compounds for the Development Programme. Upon agreement by the parties on a development plan to incorporate the preliminary details for the development of such Other Compounds and determination by the Steering Committee that such development is feasible and should be undertaken, such Other Compounds will be added to the Development Programme. Each time an Other Compound is added to the Development Programme in this manner, the parties will agree in good faith on the financial terms not otherwise specified herein for such development and commercialization, which will provide for a reasonable sharing of the

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

potential value of the Packaged Product containing such compound, as well as on such other modifications of the other terms hereof as may be reasonable under the circumstances.
     2.2 A Steering Committee will be established, consisting of an equal number of people (at least three) from each party, whose responsibility will be to ensure the Development Programme is carried out to the satisfaction of both parties. The Steering Committee, [ * ] shall have responsibility for approval of and release of funds, approving budgets, approving any changes to the Development Programme, for approving reimbursement of costs for pharmaceutical development as described in Article 2.5, as well as plans for production capacity and budgets for capital expenditures associated therewith, and for the review and approval of product specifications as contemplated by Article 4.9(d). The Steering Committee will meet each quarter, during the first year of this Agreement, and then as mutually agreed between the parties. In the event the Steering Committee is unable to resolve any matter to the satisfaction of the Steering Committee, the matter will be referred to the senior managements of the two parties for resolution. While in general the parties intend to act by mutual agreement, with respect to issues concerning the design and implementation of clinical trials and approval of specifications as provided in Article 4.9(d), the senior management of NOVO NORDISK shall have the right to make the final decision.
     2.3 ARADIGM agrees that it will use Diligent Efforts to develop, manufacture and supply, to the deadlines included in the Development Programme agreed between the parties, the Packaged Product and the Device consistent with Good Manufacturing Practice and any other relevant practices as required to obtain Regulatory Approval for the Device and the Packaged Product in all major markets in the Territory. ARADIGM shall use Diligent Efforts to obtain all the required Regulatory Approvals in the Territory required for NOVO NORDISK commercialization of the Device with the Packaged Products. However, in such cases where the Device Regulatory Submission is an integrated part of the Regulatory Submission, then ARADIGM shall only timely submit to NOVO NORDISK all the sections of the Regulatory Submission which are required for obtaining Regulatory Approval of the Device with the Packaged Products. For countries other than the United States, NOVO NORDISK shall provide reasonable non-monetary assistance in structuring such Device Regulatory Submission, provided NOVO NORDISK has the necessary experience to provide such assistance. The personnel of NOVO NORDISK having relevant expertise in technical areas affecting ARADIGM’s activities directed to product development, production process development and manufacturing scale-up and cost reduction, including those pertaining to the Device as well as the Packaged Product, shall participate or advise in the Development Programme in such manner as is approved by the Steering Committee.
     2.4 The Development Costs necessary for activities after the Effective Date required to develop the Packaged Product and the Device as specified in the Development Programme referred to in Article 2.1 shall be allocated and paid as described below:

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Pre-clinical, clinical and regulatory Development	[ * ]

Programme Compound and Formulated Compound	[ * ]

Packaged Product development work specific to Development Programme	[ * ]

Packaged Product supply for clinical development	[ * ]

Device development and Device regulatory work specific to Development Programme	[ * ]

Device supply for clinical development (subject to Article 4.6)	[ * ]

Production validation and process qualification specific to Development Programme	[ * ]

All other production process development	[ * ]

All other Device and Packaged Product Development	[ * ]
In addition to the foregoing, and in consideration of ARADIGM’s past and future development activities, NOVO NORDISK agrees to make the following milestone payments to ARADIGM at first occurrence of each of the following events:
(a)	Twenty (20) days after the Effective Date: USD two million (USD 2,000,000).

(b)	Upon initiation of the Phase IIb clinical study (first patient, first dose) (see development plan): [ * ]

(c)	Upon initiation of the Phase III clinical study (first patient, first dose) (see development plan): [ * ]

(d)	At NOVO NORDISK’s first Regulatory Submission in the United States, the EEC or Japan: [ * ]

(e)	Upon first Regulatory Approval in the United States: [ * ]

(f)	Upon first Regulatory Approval in the EEC: [ * ]

(g)	Upon first Regulatory Approval in Japan: [ * ]

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, each of the amounts referred to in [ * ] shall be payable only once with respect to the development of the initial Packaged Product and shall be non-refundable. Consequently, maximum total milestone payments to be paid by NOVO NORDISK to ARADIGM under this Agreement in respect of such milestones shall amount to [ * ]
(h)	Upon initiation (first patient, first dose) of a Phase IIb clinical trial of a Packaged Product containing the second Programme Compound: [ * ]

(i)	Upon initiation (first patient, first dose) of a pivotal Phase III clinical trial of such second Packaged Product: [ * ]

(j)	When cumulative Net Sales of Devices and Packaged Products reach [ * ]

(k)	When cumulative Net Sales of Devices and Packaged Products reach [ * ]

(l)	When cumulative Net Sales of Devices and Packaged Products reach [ * ]
For the avoidance of doubt, each of the amounts referred to in [(h)-(l) of this Article 2.4] shall be payable only once. Moreover, no further payments in respect of such milestones will become due once NOVO NORDISK has paid ARADIGM a total of [ * ]. Consequently, maximum total milestone payments to be paid by NOVO NORDISK to ARADIGM under this Agreement in respect of such milestones shall amount to [ * ].
Thus, the total milestone payments in respect of the Packaged Product containing the second Programme Compound will be [ * ], plus milestone amounts in respect of regulatory submission and approvals thereof to be agreed upon at the time it is added to the Development Programme. Upon request by NOVO NORDISK to develop a third Programme Compound in the Development Programme pursuant to Article 2.1, the parties will agree in good faith on the milestone payments to apply to the clinical development of Packaged Products containing such Other Compound.
Furthermore, NOVO NORDISK shall invest up to a total of USD ten million (USD 10,000,000) equity in ARADIGM at times and under terms as specified in a separate agreement between the parties.
     2.5 Development Costs of ARADIGM to be borne by NOVO NORDISK will be paid quarterly [ * ] by NOVO NORDISK based on budgeted expenses approved by the Steering Committee, subject to a reconciliation to actual costs incurred at the end of each year (based on a presentation to the Steering Committee no later than sixty (60) days after the end of such year) approved by the Steering Committee (such approval not to be unreasonably withheld or delayed) or more frequently if requested by either party. NOVO NORDISK shall pay or ARADIGM shall refund, as applicable, any difference between amounts advanced and actual costs incurred within thirty (30) days after such reconciliation is approved. Any anticipated material deviations from established budgets will be reported as promptly as practicable to the Steering Committee.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     2.6 NOVO NORDISK and ARADIGM shall use their Diligent Efforts to obtain all necessary regulatory approvals for pre-clinical and clinical development work. All regulatory submissions required for clinical development work in the USA to be filed initially by ARADIGM that are needed by NOVO NORDISK to continue development will be transferred to NOVO NORDISK as soon as practicable but in any event prior to the commencement of Phase III trials, and NOVO NORDISK will thereafter be the holder thereof and will have responsibility for all further regulatory filings worldwide unless otherwise approved by the Steering Committee.
     2.7 NOVO NORDISK agrees that it will use its Diligent Efforts to clinically develop and register, to the deadlines included in the Development Programme agreed between the Parties, and market the Packaged Products for administration using the Device in the Territory. [ * ]
     2.8 All supplies of Programme Compounds (including certificates of analysis and safety handling data) required for the Development Programme, shall be supplied by NOVO NORDISK to ARADIGM, [ * ] and in a timely manner, so as not to adversely affect the expected duration of the Development Programme.
     2.9 All supplies of Packaged Product and the Device plus safety and handling information and training required for the Development Programme, shall be supplied by ARADIGM to NOVO NORDISK, [ * ] and in a timely manner, so as not to adversely affect the expected duration of the Development Programme.
     2.10 NOVO NORDISK shall furnish ARADIGM with such data and information as ARADIGM shall reasonably require regarding each Programme Compound to enable ARADIGM to carry out the work under the Development Programme.
     2.11 ARADIGM shall furnish NOVO NORDISK with such data and information as NOVO NORDISK shall reasonably require regarding the Packaged Products, the Devices and components thereof, as well as the manufacturing processes therefor, to enable NOVO NORDISK to carry out the work under the Development Programme.
     2.12 ARADIGM shall only use Programme Compounds supplied by NOVO NORDISK and the NOVO NORDISK Know-How as provided for in this Agreement. NOVO NORDISK shall only use the ARADIGM Know-How as provided for in this Agreement. Upon termination of this Agreement, ARADIGM undertakes to return, upon NOVO NORDISK’s written request, all written documentation embodying NOVO NORDISK Know-How and any and all remaining Programme Compound to NOVO NORDISK, except and to the extent retention thereof is reasonably necessary during any post termination period in which NOVO NORDISK continues to supply insulin to ARADIGM. Upon termination of this Agreement, NOVO NORDISK undertakes to return, upon Aradigm’s written request, all written documentation embodying ARADIGM Know-How to ARADIGM.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     2.13 ARADIGM hereby acknowledges that NOVO NORDISK may be simultaneously conducting exploratory research and development on alternative pulmonary delivery technologies that may be applicable in the Field and that NOVO NORDISK is free to develop and commercialise such technology outside the Field. NOVO NORDISK may also supply insulin to third parties free of charge for use in such third party’s clinical studies using such third party’s pulmonary delivery technology in exchange for rights in such technology in the Field. However, NOVO NORDISK [ * ] and [ * ] provided that NOVO NORDISK has given written notice (the “Alternative Technology Notice”) to ARADIGM of its intention to commence such commercialization at least one year prior to such commencement. Notwithstanding the foregoing, in the event NOVO NORDISK proposes to add an Other Compound to the Development Programme pursuant to Article 2.1, and ARADIGM is unwilling or unable to do so, NOVO NORDISK may thereafter develop and commercialize such Other Compound with an alternative pulmonary delivery technology without being in breach of this Agreement and such Other Compound, together with equivalent compounds, will thereafter be excluded from the Field.
     2.14 During the term of this Agreement, in the event NOVO NORDISK becomes aware of [ * ] it agrees subject to the rights and demands of the potential licensor, to inform ARADIGM of such opportunity and, [ * ] then the parties will jointly consider in good faith terms under which ARADIGM would license such rights for application within pulmonary delivery, further develop the applicable technology and make it available to a collaboration between the two parties.
     2.15 For so long as the license to NOVO NORDISK under Article 3 is exclusive, and subject to Article 2.13 above, ARADIGM shall not be entitled to enter into any other agreement with any third party within the Field, and shall not conduct any work programme with Initial Compound or any Other Compound from any third party supplier without the written consent of NOVO NORDISK.
     2.16 NOVO NORDISK agrees that, in the event it cannot produce sufficient quantities of the Initial Compound to satisfy all customer demand on its capacity, [ * ] form.
ARTICLE 3 – GRANT OF LICENSE; OPTION
     3.1 ARADIGM hereby grants NOVO NORDISK a world-wide sole and exclusive license under the ARADIGM Patent Rights and ARADIGM Know-How a) to use, market, distribute, sell, offer for sale, import and export the Packaged Products and the Device in and from the Territory for use within the Field, with the right to sublicense, and b) to otherwise exercise and perform its rights and obligations under this Agreement.
     3.2 ARADIGM hereby grants NOVO NORDISK the right to sublicense its customers to a) use the Packaged Products and the Device, and b) sell, offer to sell, import or export the Packaged Products and the Device, so long as said items were bought from NOVO NORDISK.

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     3.3 Notwithstanding the foregoing and except as set forth herein, effective one year after NOVO NORDISK gives ARADIGM the Alternative Technology Notice pursuant to Article 2.13, the licences granted to NOVO NORDISK under Article 3.1 and 3.2 will become nonexclusive, and ARADIGM shall be entitled from and after receipt of the Alternative Technology Notice to engage marketing partners and other distributors and otherwise prepare itself to commence commercial marketing of Devices and Packaged Products on the effective date of such conversion. If at the time of delivery of the Alternative Technology Notice, NOVO NORDISK is engaged in clinical development of one or more Packaged Products containing one or more Other Compounds, or intends to promptly commence clinical development of one or more such Packaged Products, it may at its option elect to [ * ] with respect to such Other Compounds by specifying such Other Compounds in the Alternative Technology Notice. In this case, (a) the parties will proceed promptly under Article 2.1 to add any of such specified Other Compounds to the Development Programme (if they are not already in development), (b) the parties will thereafter meet their respective obligations to diligently develop and commercialize such specified Other Compounds and (c) the terms and conditions of this Agreement, including but not limited to Articles 2.13 (with NOVO NORDISK’s obligation not to conduct or fund clinical studies to apply until the first Regulatory Approval of a specified Other Compound), 2.15 and 3.1, shall remain in full force and effect but only with respect to Packaged Products containing such specified Other Compounds until NOVO NORDISK provides a supplemental Alternative Technology Notice at least one year in advance of its commencement of commercialization of any of such specified Other Compounds using an [ * ], provided that such supplemental notice may not be given prior to the end of the fifth year after First Marketing of a Packaged Product containing a specified Other Compound. ARADIGM shall be granted access to, and be given sufficient rights under, relevant [ * ], NOVO NORDISK Patents and NOVO NORDISK Know-How to the extent reasonably necessary to enable it to commercialise Devices and Packaged Products directly or through marketing partners. The foregoing notwithstanding, it is expressly understood that neither ARADIGM nor any marketing partner of ARADIGM shall be granted access to [ * ] Moreover, NOVO NORDISK will continue to supply the Initial Compound in bulk to ARADIGM for use in Packaged Products to be marketed by ARADIGM during the term of this Agreement at the price specified in Article 9.5.
     3.4 In consideration of NOVO NORDISK undertaking the development and marketing activities hereunder, ARADIGM hereby grants to NOVO NORDISK an exclusive option to enter into a development and license agreement addressing the development of a product for pulmonary delivery of [ * ] using the Device or a modified version of the Device. During the term of this option, ARADIGM agrees to conduct feasibility studies on compounds covered by this option, if requested to do so by NOVO NORDISK, [ * ]. Upon exercise of this option, the parties will negotiate in good faith an agreement for the development and commercialisation of such products. The parties will negotiate financial terms for such agreement which take into consideration product economics and market conditions in the applicable field, which may be different from those in the Field. This option will expire [ * ]. During the term of this option, ARADIGM will not enter into any agreement

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with any third party concerning the development of any such product without the written consent of NOVO NORDISK.
ARTICLE 4 – MANUFACTURING AND SUPPLY
     4.1 The parties hereto shall as soon as reasonably practicable after the Effective Date enter into a supply agreement (“the Supply Agreement”) for the purpose of setting forth terms and conditions for ARADIGM’s supply of the Packaged Product and the Device to NOVO NORDISK. The Supply Agreement shall include provisions for arrangements according to which NOVO NORDISK can maintain a) sufficient supplies of the Packaged Product and the Device in the event of ARADIGM becoming unable to perform by reason of insolvency or bankruptcy and b) sufficient supply security at all other times based on the maintenance of inventories, redundant production capacity and contingency planning.
     4.2 ARADIGM shall, at its sole cost, establish and maintain in operation at least one (1) fully validated site of manufacture, to all relevant regulatory requirements within the Territory, to supply the Packaged Products and the Device to NOVO NORDISK in accordance with the Supply Agreement. NOVO NORDISK shall have a right to inspect the site of manufacture. NOVO NORDISK shall supply ARADIGM with any information specifically related to each Programme Compound that may be required from ARADIGM by the relevant regulatory authorities and required by ARADIGM to establish said manufacturing site.
     4.3 ARADIGM shall supply all clinical trial quantities and all commercial quantities of the Packaged Products and the Device to NOVO NORDISK in a timely fashion in accordance with the Supply Agreement.
     4.4 For the quantities referred to in Article 4.3 above, NOVO NORDISK shall [ * ] supply sufficient amounts of each Programme Compound in solid bulk form for filling and packaging of the Packaged Products by ARADIGM in a timely fashion.
     4.5 ARADIGM shall supply the clinical trial quantities of the Packaged Products referred to in Article 4.3 above at its Development Cost. As payment for the commercial quantities of the Packaged Product referred to in Article 4.3 above, NOVO NORDISK shall [ * ] For clinical trial supplies of the Packaged Products, the Development Costs will be estimated by the parties and paid quarterly in advance by NOVO NORDISK based on the forecasted number of units to be produced for the Development Programme in such quarter, subject to reconciliation to actual costs and the actual number of units produced at the end of each year. For commercial supplies of the Packaged Products, [ * ] will be estimated annually by the parties to establish an interim transfer price, subject to reconciliation at the end of each year. Payment of the interim transfer price will be made net 30 days from date of shipment by ARADIGM.
     4.6 As payment for the clinical trial quantities of the Device referred to in Article 4.3 above, NOVO NORDISK shall [ * ]. The parties will cooperate to minimize the number

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of such units required, consistent with meeting the objectives of the Development Programme, and will provide for re-use of Devices to the extent practicable. As payment for the commercial quantities of the Device referred to in Article 4.3 above, NOVO NORDISK shall [ * ]. For clinical trial supplies of the Device, [ * ] will be estimated by the parties and NOVO NORDISK’s share thereof will be paid quarterly in advance by NOVO NORDISK based on the forecasted number of units to be produced for the Development Programme in such quarter, subject to reconciliation to actual costs and the actual number of units produced at the end of each year. For commercial supplies of the Device, [ * ] will be estimated annually by the parties to establish an interim transfer price, subject to reconciliation at the end of each year. [ * ] The parties will reset this component of the interim transfer price at the end of each year based on anticipated commercial pricing for the coming year. Payment of the interim transfer price will be made net thirty (30) days from date of shipment by ARADIGM.
     4.7 NOVO NORDISK may following consultation with ARADIGM, at its sole cost and for the purpose of ensuring sufficient security of supply, choose to establish and operate a second commercial production facility for the Packaged Product or the Device, at a site owned either by NOVO NORDISK or by ARADIGM, at the election of ARADIGM. The location of the second site of manufacture shall be negotiated in good faith between the parties hereto, but NOVO NORDISK may require that it be located at least fifty (50) miles from the first production facility. ARADIGM will provide NOVO NORDISK with any non-monetary assistance required to design and construct a second site. All costs directly related to such transfer of manufacture will be borne by NOVO NORDISK. In the event ARADIGM elects to own such facility, it will do so through an Affiliate established for the sole purpose of owning and operating such facility, and NOVO NORDISK will not bear any such transfer costs or the cost of that portion of such facility that will be used by ARADIGM to meet the needs of its other customers. In the event NOVO NORDISK is the owner of such facility, its license under Article 3.1 above shall be enlarged to include the right to make Devices and/or Packaged Products, as applicable, at such facility, and ARADIGM shall continue to share in the Gross Profit as contemplated by Article 5. Regardless of which party owns such facility, [ * ] of product produced, [ * ] will be included in the calculation of Gross Profit.
     4.8 ARADIGM agrees to keep NOVO NORDISK informed as to its financial condition during the term of this Agreement. If at any time the financial resources of ARADIGM are not reasonably sufficient to enable it to continue to meet its obligations hereunder for at least the next six (6) months, the parties will meet to review and consider steps that might be taken to ensure that ARADIGM will be able to perform. Such steps could include, but are not limited to, the termination of ARADIGM activities that it is not contractually obligated to perform in order to conserve resources. If steps implemented by ARADIGM are not sufficient to correct the situation within a sixty (60) day period and ARADIGM cannot demonstrate to the reasonable satisfaction of NOVO NORDISK that it will be able to complete any needed financing within the next thirty (30) days, (a) then NOVO NORDISK shall have the right but not the obligation to provide such financing on terms and conditions, including security, that are reasonable under the circumstances and (b) if this situation arises after Regulatory Approval, NOVO NORDISK may also exercise its

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

right to have a second commercial facility established pursuant to Article 4.7 and in this case ARADIGM shall not have the right to elect to own such facility.
     4.9 The Supply Agreement will, in addition to the foregoing, contain terms and conditions consistent with the following principles:
(a)	Devices and Packaged Products will be supplied by ARADIGM in final packaging or, if it is more efficient, in primary packaging with secondary packaging to be done by NOVO NORDISK (and [ * ] of any such secondary packaging will be included in the calculation of Gross Profit).

(b)	NOVO NORDISK, as part of its sales and marketing responsibility, will provide [ * ], but ARADIGM will provide [ * ] (the costs of which will be included in product transfer pricing) as reasonably requested by NOVO NORDISK.

(c)	If for any reason a product recall is required, the decision to implement the recall will be made by NOVO NORDISK and ARADIGM will provide support as reasonably requested. The cost of such recall, including the cost of replacement product, shall be borne [ * ]; provided, however, that if upon analysis of actually defective recalled product the fault or relative fault can be determined or allocated, then the cost of product to replace such defective product shall be borne based on such determination or allocation. [ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

(d)	The specifications for the Device and Packaged Products and production processes affecting safety or efficacy will be subject to the review and approval of NOVO NORDISK. NOVO NORDISK will accordingly be

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

responsible for all product liability other than product liability attributable to the negligence of ARADIGM or any failure by ARADIGM to manufacture the product in accordance with applicable standards and practices. Product liabilities that are incurred will be allocated between the parties based on the fault or relative fault of the parties. If negligence or fault cannot be so determined or allocated, then such liability shall be borne [ * ].

(e)	In view of the need to ensure customer satisfaction, NOVO NORDISK’s customer service operation is expected to accept returns and provide replacements of products in response to customer complaints often without reference to whether or not such product was defective. Replacement product will be pulled from regular inventories [ * ].

(f)	NOVO NORDISK will also have the right to order samples of product containing active compound or placebo (i.e., product that is ordered, labeled and distributed as sample product), which ARADIGM will supply at [ * ] and such cost will not be included in the calculation of Gross Profit.

(g)	ARADIGM will carry insurance against such risks and in such amounts as is reasonable under the circumstances, including insurance of bulk compound supplied by NOVO NORDISK against loss and other casualties that can be reasonably insured against. Since the efficiency with which bulk compound is packaged into Packaged Product is an important cost factor, ARADIGM and NOVO NORDISK will jointly develop and review all aspects of the production process that affect efficiency. If, notwithstanding these efforts, production efficiencies are predicted to be below objectives established by the Steering Committee [ * ], the parties will meet to consider corrective action, and any improvements that are reasonable in light of anticipated capital expenditures and the impact on profitability will be implemented by ARADIGM.

(h)	In the event that this Agreement is terminated by NOVO NORDISK pursuant to Article 9.7 or by ARADIGM other than for a breach by NOVO NORDISK and if in such case NOVO NORDISK elects to continue the commercialization of Packaged Products and Devices, then NOVO NORDISK shall have a right to set-up at its sole cost production facilities for Packaged Products and Devices and ARADIGM shall in such case provide NOVO NORDISK with access to all necessary or useful documentation for its existing facilities and reasonable non-monetary assistance required by NOVO NORDISK for setting up such production facilities. Furthermore, in such case NOVO NORDISK shall be granted a license to all necessary rights under ARADIGM Patents and ARADIGM Know-How required for production of Packaged Products and Devices in its facilities. In such case ARADIGM shall continue to be entitled to

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

receive on an ongoing basis its [ * ] as specified in Article 5.2, but reduced by the [ * ] associated with the transfer prices, as specified in Articles 4.5 and 4.6, which shall be retained by NOVO NORDISK as compensation for being required to undertake the manufacturing function.
     4.10 In light of the length of time necessary to establish production capacity, the Steering Committee will address long range capacity planning as a part of the Development Programme. Within [ * ] of the Effective Date, NOVO NORDISK will present to the Steering Committee a non-binding, long-term forecast [ * ] of projected Device and Packaged Product unit sales on a worldwide basis. Such forecast will be updated from time to time as part of NOVO NORDISK’s standard strategic planning process and such updates and any interim forecast changes will be provided to the Steering Committee to ensure that significant decisions with respect to capacity plans are made on the basis of the most recent market forecasts. Subject to the review and approval of the Steering Committee, ARADIGM and NOVO NORDISK will develop plans and associated time lines for establishing needed production capacity for [ * ] for at least [ * ] after First Marketing. Each party will keep the other fully informed as to the status of implementation of those aspects of such plans for which such party is responsible. The Steering Committee will also assess the flexibility of the planned production capacity to respond to changes in market demand and will supervise the establishment of forecasting and order lead time procedures that will optimize overall supply chain efficiency. It is the goal of the parties that the ARADIGM will produce and ship product to NOVO NORDISK substantially as follows:
(a)	Once each quarter, NOVO NORDISK shall provide a [ * ] rolling forecast to ARADIGM projecting unit volumes for Packaged Product and Devices on a worldwide basis. The forecast for the first quarter will be binding and may not be changed from the previous forecast. The second quarter forecast may be changed by plus or minus [ * ] from the previous forecast. The third quarter forecast may be changed by plus or minus [ * ] from the previous forecast. The fourth quarter may be changed by plus or minus [ * ] from the previous forecast. The fifth and sixth quarters may be changed without limit subject to the limits of production capacity. The first six quarter rolling order forecast will be provided to ARADIGM no later than [ * ] months prior to First Marketing. The Steering Committee will review and establish actual forecast and order procedures, which will be incorporated in the Supply Agreement.

(b)	NOVO NORDISK and ARADIGM shall use diligent efforts to keep each other informed concerning changes in demand or capability to meet demand and shall use diligent efforts to meet requests for changes in the forecast that do not comply with the foregoing.

(c)	The Steering Committee will have the responsibility to review and approve ARADIGM’s inventory policies including the amounts carried at each level of production. All orders will be shipped on completion and the

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

maintenance of finished goods inventory will be the responsibility of NOVO NORDISK. Upon ARADIGM’s request, NOVO NORDISK will provide an update of current inventory levels held in finished goods at all NOVO NORDISK or Affiliate locations. Likewise, ARADIGM will upon NOVO NORDISK’s request provide an update of current inventory levels of raw materials for Devices and Packaged Product, including inventory levels of Initial Compound.

(d)	NOVO NORDISK shall use diligent efforts to maintain sufficient production capacity for Initial Compound and shall keep ARADIGM informed of its plans for increasing capacity as necessary to meet the requirements of ARADIGM for the production of Packaged Product.

(e)	The parties will on a regular basis review long term market forecasts generated by NOVO NORDISK in its normal internal planning cycle for the purpose of anticipating the need for expanded production capacity in sufficient time to develop and implement plans for such expansions.
     4.11 If the volume of Packaged Products containing Initial Compound supplied to NOVO NORDISK exceeds [ * ] NOVO NORDISK shall have the right, after consultation with ARADIGM, to establish at its sole cost an additional site for manufacturing such Packaged Products at an existing NOVO NORDISK site where insulin is already being processed. In such case, ARADIGM may require that the key production equipment installed at this site will be [ * ] and that the production steps involving laser drilling will be maintained and performed by ARADIGM at an existing or new ARADIGM facility. In such case, ARADIGM will supply [ * ] to NOVO NORDISK on the terms specified in Article 4.5 and in other respects in a manner that is equivalent to how it provides such [ * ] to its own Packaged Product production facility, with allocations in the event of a shortage to be made on a pro rata basis. NOVO NORDISK’s license under Article 3.1 above shall be enlarged to include the right to make such Packaged Products at such facility, and ARADIGM will provide NOVO NORDISK reasonable non-monetary assistance in establishing such production facility. All costs directly related to such assistance will be borne by NOVO NORDISK. NOVO NORDISK shall have the right to [ * ], provided that ARADIGM shall have the right to implement such improvements in its own facilities and to otherwise use such improvements outside the Field as well as in its own production of Packaged Products. NOVO NORDISK acknowledges and agrees that this facility will be used to meet demand for Packaged Products in excess of the threshold volumes required to trigger NOVO NORDISK’s right to establish such facility and that priority will be given to maintaining the production levels of ARADIGM at or above such threshold volumes in order to ensure that ARADIGM’s production capacity is used efficiently. ARADIGM shall continue to share in the Gross Profit associated with Packaged Products produced in this facility as specified by Article 5 (with the [ * ] of product produced at such facility to be included in the calculation of Gross Profit). In the event the parties determine that additional capacity beyond that which has been established by ARADIGM and by NOVO NORDISK hereunder, such additional capacity will be planned and added on such basis as the parties agree upon.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 5 – LICENSE PAYMENTS AND PROFIT SHARING
     5.1 In consideration of the licence and marketing rights granted by ARADIGM in accordance with Article 3 above, NOVO NORDISK shall pay to ARADIGM the sum of USD two million (USD 2,000,000) within twenty (20) days after the Effective Date. Such payment is non-refundable and will be in addition to, and may not be applied toward or otherwise credited against, any other payment required hereunder, including but not limited to the payments provided for in Article 2.4.
     5.2 In addition to the payments referred to in Article 5.1 above, each year during the term of this Agreement NOVO NORDISK shall pay to ARADIGM [ * ] on Net Sales of the Packaged Products and the Devices during such year; provided, however, that a different percentage may be applicable to Packaged Products containing Other Compounds as agreed by the parties pursuant to Article 2.1. Interim payments shall be made to ARADIGM during such year in the form of a percentage of Net Sales of Packaged Products and Devices intended to approximate ARADIGM’s interest in the Gross Profit. The applicable interim payment percentage shall be established by agreement of the parties at the beginning of each calendar year to govern payments during such year and a reconciliation account established and settled at the end of the year to achieve the Gross Profit specified above. The interim payments above and the transfer price profit components referred to in Articles 4.5 and 4.6 shall be credited against ARADIGM’s share in the Gross Profit.
     5.3 If the parties agree that it is necessary to enter into a Licence Agreement with a third party to secure intellectual property rights in any country in the Territory for the Packaged Products or the Device, [ * ]. Notwithstanding the foregoing, NOVO NORDISK shall bear all such costs that may be payable in respect of any Programme Compound to secure freedom of operation for that compound.
     5.4 NOVO NORDISK shall keep complete and correct records of the Net Sales of the Packaged Products and the Device and other financial information necessary to determine the Gross Profit and shall report such information as is pertinent along with each payment to ARADIGM. ARADIGM will maintain similar records with respect to its pertinent costs hereunder.
     5.5 Interim payments under Article 5.2 of this Agreement shall be due and payable within forty-five (45) days after January 1, April 1, July 1 and October 1 of each calendar year. To achieve a year-end reconciliation, ARADIGM will provide NOVO NORDISK with [ * ] NOVO NORDISK within thirty (30) days after receipt of ARADIGM’s report or, if later, within seventy-five (75) days after the end of the year. NOVO NORDISK shall pay or ARADIGM shall refund, as applicable, any difference between interim payments made and actual results within thirty (30) days after delivery of such reconciliation report, subject to the audit rights of the parties.
     5.6 Payments under this Agreement in respect of Net Sales made in currencies other than USD shall be calculated on the average daily exchange rate for the applicable year

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to date period (i.e., from January 1 of each year to the last business day of the quarter in question) for exchanging the local currency into USD at the rate for buying USD quoted by Den Danske Bank, and its successor(s) in Copenhagen, Denmark.
     5.7 Not more than once in a calendar year, at ARADIGM’s request, NOVO NORDISK agrees to provide to ARADIGM, at ARADIGM’s expense, a statement from an independent auditor selected by ARADIGM and reasonably acceptable to NOVO NORDISK, attesting to the correctness of NOVO NORDISK’s payments. In the event such auditor determines that additional amounts are due to ARADIGM, such amounts shall be promptly paid by NOVO NORDISK, together with the reasonable costs of conducting the audit, it being understood that ARADIGM will otherwise bear such audit costs. NOVO NORDISK shall likewise have the right to require an auditor’s statement as to the accuracy of the pertinent costs of ARADIGM. In the event such auditor determines that additional amounts are due to NOVO NORDISK, such amounts shall be promptly paid by ARADIGM, together with the reasonable costs of conducting the audit, it being understood that NOVO NORDISK will otherwise bear such audit costs. Notwithstanding the foregoing, relevant NOVO NORDISK personnel shall once a year have a right to review with relevant ARADIGM personnel cost and investment accounts related to activities under this Agreement.
     5.8 NOVO NORDISK agrees to use Diligent Efforts to achieve commercial success for the Packaged Products and the Device in each country in the Territory in which Regulatory Approval has been obtained, except for such countries in which it would not be desirable to market such products in light of the overall commercialisation strategy therefor. Prior to the initiation of Phase III clinical studies, reasonably documented sales forecasts for such products for each of the United States, the EEC and Japan [ * ]following commercial launch will be established. The initial [ * ] will be reviewed and approved by the Steering Committee, provided that if the Steering Committee is unable to agree on such forecast, the senior managements of the two parties will meet in an effort to reach agreement. If agreement cannot be reached, NOVO NORDISK will decide the matter. The initial sales forecasts for the EEC and Japan will be established by NOVO NORDISK after review and comment by the Steering Committee. Prior to First Marketing, NOVO NORDISK will update the [ * ] and review and discuss with the Steering Committee the marketing plan by which it intends to meet its marketing diligence obligation hereunder in respect of product launch and during the first year after launch. At the end of the first and second years following First Marketing, updated reasonably documented forecasts for the [ * ] will be similarly established and marketing plans will likewise be reviewed and discussed. If NOVO NORDISK subsequently revises such forecasts to less than [ * ] of initially forecasted levels for any year or if actual results in any year are less than [ * ] of the [ * ] for such year, NOVO NORDISK will develop and review with ARADIGM strategies to be implemented to ensure that the expected market potential will be realised. The parties will also discuss the establishment of [ * ] and will likewise in good faith discuss any failure or anticipated failure to achieve such minimum pricing. If, notwithstanding such efforts, sales forecasts or actual sales continue to be materially short of expectations or if pricing continues to be below targeted minimums for more than a year, NOVO NORDISK agrees that upon request by ARADIGM it will in good faith negotiate such modifications to this Agreement or the Supply

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement as may be reasonably necessary to enable [ * ] in light of the scale of the forecasted or actual commercial results. Alternatively, NOVO NORDISK may at its election after such a renegotiation request by ARADIGM elect to terminate this Agreement and the Supply Agreement. At the end of each of the [ * ] commencing with the third year following First Marketing, NOVO NORDISK will review and discuss its latest reasonably documented [ * ] forecasts and marketing plans with ARADIGM.
     ARADIGM agrees to use Diligent Efforts to realize its pre-Phase III cost estimate contemplated by the Minimum Product Profile that is the basis for a decision to proceed with Phase III trials. If, notwithstanding such efforts, Aradigm’s actual Fully Burdened Cost of producing Packaged Products (excluding for these purposes the cost of the Initial Compound) and Devices are materially higher than estimated (for reasons other than lower than expected volume or externalities such as exchange rates or inflation) and as a result gross margins contemplated by the Minimum Product Profile are not achieved, ARADIGM will develop and review with NOVO NORDISK strategies to be implemented to reduce costs to targeted levels. If, notwithstanding such efforts, ARADIGM costs continue to be materially higher than targeted levels for more than a year, then ARADIGM agrees that upon request by NOVO NORDISK it will in good faith negotiate such modifications to this Agreement or the Supply Agreement as may be reasonably necessary to enable NOVO NORDISK to realise a reasonable profit on its sales of Packaged Products and Devices. In no event will NOVO NORDISK be under any obligation to agree to pay ARADIGM Fully Burdened Cost amounts for Packaged Products and Devices that do not enable a Gross Profit Margin of at least 70%. Alternatively, ARADIGM may at its election after such a renegotiation request by NOVO NORDISK elect to terminate this Agreement and the Supply Agreement. Notwithstanding the foregoing, if in either of the above situations a party requests a renegotiation of the terms of the Agreement or the Supply Agreement, it is expressly understood that neither party will be required to agree to any terms that do not enable it to realise a reasonable profit on its activities under this Agreement and the Supply Agreement, it being further understood that the parties anticipate a termination of this Agreement and the Supply Agreement if it is not possible for both parties to realise a reasonable profit.
     5.9 Under no circumstances shall NOVO NORDISK be required to pay any amount in excess of or in addition to the payments agreed under this Agreement. If any payment made by NOVO NORDISK under this Agreement is subject to withholding tax, such withholding tax shall be borne by ARADIGM and shall be deducted from the payments made by NOVO NORDISK. Upon ARADIGM’s written request, NOVO NORDISK shall support ARADIGM in its efforts of minimizing any such withholding taxes, and reasonably provide ARADIGM with relevant information about documentation needed to reduce the withholding tax to a legal minimum or to secure applicable credits in respect thereof.
ARTICLE 6 – INTELLECTUAL PROPERTY
     6.1 ARADIGM shall remain the sole owner of all ARADIGM Patent Rights and ARADIGM Know-How obtained by ARADIGM individually prior to entering into this Agreement and shall use best efforts to maintain and defend their position. Furthermore,

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARADIGM warrants that it is not aware of any third party patent rights that would limit in any material respect the parties’ freedom of operation with respect to practicing the ARADIGM Patent Rights.
     6.2 NOVO NORDISK shall remain the sole owner of all NOVO NORDISK Patent Rights and NOVO NORDISK Know-How obtained by NOVO NORDISK prior to entering into this Agreement.
     6.3 (a) ARADIGM shall retain ownership of any and all results, improvements or inventions (“ARADIGM Programme Inventions”) whether patentable or not made jointly by the parties or individually by one of the parties as a part of the Development Programme during the term of this Agreement and which relate solely to [ * ]. ARADIGM shall be responsible for filing, maintaining and defending any patents filed based on ARADIGM Programme Inventions and will timely inform NOVO NORDISK of its intentions, activities and filings in this respect. ARADIGM will grant NOVO NORDISK a royalty free license, with the right to sublicense, under the ARADIGM Programme Inventions. Such license will be perpetual but will be limited to applications outside the field of pulmonary drug delivery. (b) Should ARADIGM decide not to patent an ARADIGM Programme Invention in any country, NOVO NORDISK shall have the right to do so. In such case, NOVO NORDISK shall be the owner of any patent or patent application based on such ARADIGM Programme Invention and will grant ARADIGM a royalty free licence thereunder, with the right to sublicence. Such licence will be for the life of the patent but will be limited to applications outside the Field for so long as NOVO NORDISK’s rights under Article 3 remain exclusive (and thereafter for so long as NOVO NORDISK retains exclusivity under Article 3.3 with respect to specified Packaged Products, to applications other than those for which there is continuing exclusivity under Article 3.3). Should ARADIGM decide to abandon any such patent or patent application, in any country, NOVO NORDISK shall have the option to take over such patent or patent application. In such case, NOVO NORDISK shall be the owner thereof and will grant ARADIGM a royalty free licence thereunder, with the right to sublicence. Such licence will be for the life of the patent but will be limited to applications outside the Field for so long as NOVO NORDISK’s rights under Article 3 remain exclusive (and thereafter for so long as NOVO NORDISK retains exclusivity under Article 3.3 with respect to specified Packaged Products, to applications other than those for which there is continuing exclusivity under Article 3.3). (c) Furthermore, NOVO NORDISK shall be entitled to enter any litigation in the defence and enforcement of any such patents by any infringer thereof in the Field and the parties shall agree in good faith regarding any such defence and enforcement, as well as how to pay for any costs incurred and how to share any rewards.
     6.4 (a) NOVO NORDISK shall retain ownership of any and all results, improvements or inventions whether patentable or not made jointly by the parties or individually by one of the parties as a part of the Development Programme during the term of this Agreement and which relate solely to [ * ]. Inventions relating to the Formulated Compound owned by NOVO NORDISK are referred to as “NOVO Formulation Inventions.” NOVO NORDISK shall be responsible for filing, maintaining and defending any patents filed

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

based on NOVO Formulation Inventions and will timely inform ARADIGM of its intentions, activities and filings in this respect. NOVO NORDISK will grant ARADIGM a royalty free licence, with the right to sublicence, under the NOVO Formulation Inventions. Such licence will be perpetual but will be limited to applications outside the Field. (b) Should NOVO NORDISK decide not to patent a NOVO Formulation Invention in any country, ARADIGM shall have the right to do so. In such case, ARADIGM shall be the owner of any patent or patent application based on such NOVO Formulation Invention and will grant NOVO NORDISK a royalty free licence thereunder, with the right to sublicence, for the life of the patent. Should NOVO NORDISK decide to abandon any such patent or patent application, in any country, ARADIGM shall have the option to take over such patent or patent application. In such case, ARADIGM shall be the owner of such patent or patent application and will grant NOVO NORDISK a royalty free licence thereunder, with the right to sublicence, for the life of the patent. (c) Furthermore, ARADIGM shall be entitled to enter any litigation in the defence and enforcement of any such patents by any infringer thereof outside the Field and the parties shall agree in good faith regarding any such defence and enforcement, as well as how to pay for any costs incurred and how to share any reward.
     6.5 The foregoing is not intended to limit in any respect the rights of ARADIGM under Articles 3.3, 9.3 and 9.5 to develop and commercialise Devices and Packaged Products under the circumstances specified therein. NOVO NORDISK will grant ARADIGM a perpetual royalty free licence, with the right to sublicence, [ * ] utilized in the Development Programme needed by ARADIGM in order only to conduct and continue the development, production and commercialisation activities contemplated by Article 3.3, 9.3 and 9.5 of this Agreement.
ARTICLE 7 – SECRECY
     7.1 Any information from time to time communicated or delivered by one of the parties to the other, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information, and information regarding such party’s Patent Rights and Know-How, shall be treated by NOVO NORDISK and ARADIGM, respectively, as confidential information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this Article 7 to the extent that such confidential information:
•	is available to the public in public literature or otherwise, or after disclosure by one party to the other becomes public knowledge through no default of the party receiving such confidential information; or

•	was known to the party (as demonstrated by the written records of such party) receiving such confidential information with no obligation to maintain confidentiality prior to the receipt of such confidential information by such party, whether received before or after the date of this Agreement; or

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

•	is obtained by the party receiving such confidential information from a third party not subject to a requirement of confidentiality with respect to such confidential information; or

•	is required to be disclosed pursuant to (i) any order of a court having jurisdiction and power to order such information to be released or made public; or (ii) any lawful action of a governmental or regulatory agency.
     7.2 Each party shall take all such precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any third party; provided, however, that such confidential information may be disclosed within the limits required to obtain any authorization from any governmental or regulatory agency or, with the prior written consent of the other party, which shall not be unreasonably withheld, or as may otherwise be required in connection with the purposes of this Agreement.
     7.3 Each party agrees that it will not use, directly or indirectly, any Know-How or otherwise confidential information received from the other party pursuant to this Agreement other than as expressly provided herein.
     7.4 NOVO NORDISK and ARADIGM will not publicise the existence of this Agreement in any way without the prior written consent of the other subject to the disclosure requirements of applicable law and regulations. However, it has been agreed between the parties that the parties will issue a joint press release, following signature of the Agreement, including information on the total potential value of the collaboration and stating that the collaboration involves the development of formulations for pulmonary administration within the Field as well as an option to expand the collaboration into two additional fields.
     7.5 As a part of its marketing obligations hereunder, NOVO NORDISK shall be solely responsible for all publication planning, it being understood that NOVO NORDISK will endeavor to present to the Steering Committee its overall publication planning strategy in good time prior to implementation and will in such event in good faith consider any reasonable suggestion made by ARADIGM for amendments to such strategy, it being at all times understood that NOVO NORDISK shall not be entitled to publish any information covered by Article 7.1 without the prior written consent of ARADIGM. For other publications not covered by NOVO NORDISK’s publication planning hereunder, the parties agree not to publish in any technical or scientific article or otherwise any of the results of the Development Programme without the review and approval of both parties such approval not to be unreasonably withheld.
     7.6 The confidentiality conditions shall remain in force for seven years from the day of termination of this Agreement.
ARTICLE 8 – NOTICE

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     8.1 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telecopied to:
          ARADIGM CORPORATION
          26219 Eden Landing Road
          Hayward, California 94545
          Attention: Chief Financial Officer
          Telephone: 01 510-783-0100
          Telefax: 01 510-783-0410
          NOVO NORDISK A/S
          Novo Alle
          DK-2880 Bagsvaerd
          Denmark
          Attention: General Counsel
          Telephone: 45 44 44 88 88
          Telefax: 45 44 42 18 30
or to such other addresses and telecopier numbers as may from time to time be notified by either party to the other hereunder.
     8.2 Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after despatch and any notice sent by telex or telecopy shall be deemed to have been delivered within twenty-four (24) hours of the time of the despatch. Notice of change of address shall be effective upon receipt.
ARTICLE 9 – TERM AND TERMINATION
     9.1 This Agreement shall commence on the Effective Date and, unless terminated in accordance with other Articles included in this Agreement, shall continue to be in full force and legal effect for a period of [ * ] from First Marketing and shall continue in effect thereafter until terminated by either party by written notice of termination given at least [ * ] ahead of the effective date thereof.
     9.2 Prior to the Initial Regulatory Approval, NOVO NORDISK shall have the right to terminate this Agreement, by giving ARADIGM ninety (90) days prior written notice, for technical or scientific reasons and at agreed time points in the event that [ * ], which termination notice may be given only (a) if the Steering Committee has met to review the relevant problems and determined that they cannot reasonably be solved, or (b) if within sixty (60) days after the Steering Committee’s initial meeting to review the relevant problems, such problems have not been solved or the Steering Committee has not approved development actions reasonably likely to result in a solution or (c) if such approved development actions fail to solve such problems to the satisfaction of the Steering Committee. NOVO NORDISK

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall reimburse ARADIGM any reasonable costs and expenses incurred by ARADIGM during the ninety (90) day notice period referred to above. ARADIGM will use their best efforts to minimise such costs.
     9.3 Should NOVO NORDISK terminate this Agreement, as allowed for in Article 9.2, or should ARADIGM terminate this Agreement due to a breach by NOVO NORDISK, before Regulatory Approval in the Territory, ARADIGM shall be entitled to use the data generated under the Agreement to work with a third party and shall have full access to the relevant sections of [ * ]. In such case, if in ARADIGM’s reasonable judgement further efforts could result in a commercially viable product, NOVO NORDISK shall also continue bulk supply of the Initial Compound to ARADIGM at Fully Burdened Cost for the duration of any continued development by ARADIGM. The foregoing notwithstanding, it is expressly understood that neither ARADIGM nor any marketing partner of ARADIGM shall have access to any [ * ].
     9.4 Either party shall be entitled to terminate this Agreement upon thirty (30) days’ written notice in the event that the other party shall commit a material breach of any of the terms and conditions of this Agreement and shall fail to remedy such breach within sixty (60) days of notice of such breach.
     9.5 Should ARADIGM terminate this Agreement due to a breach by NOVO NORDISK following Regulatory Approval in the Territory, ARADIGM will be entitled to gain ownership of the marketing authorisations in the Territory. In such case, the Marketing Authorisations, held by NOVO NORDISK, shall be transferred to ARADIGM at NOVO NORDISK’s cost of transfer; and NOVO NORDISK will agree to supply bulk Initial Compound to ARADIGM at [ * ]. The foregoing notwithstanding, it is expressly understood that neither ARADIGM nor any marketing partner of ARADIGM shall have access to any NOVO NORDISK bulk insulin Regulatory Approval or any [ * ].
     9.6 During the six calendar months following the Effective date, NOVO NORDISK shall have a right to terminate the Agreement, with thirty days (30) written notice, in the event of [ * ].
     9.7 Either party in addition to any other remedies available to it in law may terminate this Agreement forthwith by written notice to the other party in the event the other party shall
(a)	become insolvent or bankrupt;

(b)	make an assignment for the benefit of its creditors;

(c)	appoint a trustee or receiver for itself for all or a substantial part of its property, seek reorganisation, liquidation, dissolution, a winding arrangement, composition or readjustment of its debts;

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)	have its controlling interests acquired by a third party manufacturer of an approved insulin product at any time.

(e)	have its controlling interest acquired by any pharmaceutical company reasonably deemed to be a competitor by NOVO NORDISK or ARADIGM, as applicable, unless such company promptly and expressly assumes and agrees to be directly bound by the terms of this Agreement in writing.
     9.8 Termination or expiration of this Agreement shall not affect the continuing validity and enforceability of Articles 6 and 7 of this Agreement. All confidential information provided under the Agreement shall be returned to the respective parties within 90 days of the termination date, except as otherwise contemplated by this Agreement.
ARTICLE 10 – DISPUTE RESOLUTION AND APPLICABLE LAW
     10.1 Both parties will use their best endeavours to settle all matters in dispute amicably. Any matter in dispute that cannot be resolved by the Steering Committee will be referred to the senior management of the two parties, who shall meet in an effort to settle such dispute before further proceedings. All disputes and differences of any kind related to this Agreement, which cannot be so solved amicably by the parties, shall be referred to, and finally settled by, arbitration in New York, New York in accordance with the Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three (3). The award of the arbitrators shall be final and binding on both parties. The parties bind themselves to carry out the award of the arbitrators.
     10.2 This Agreement shall be construed under and interpreted pursuant to the Laws of New York.

Hayward, 1998—	Bagsvaerd, 1998—
ARADIGM CORPORATION	NOVO NORDISK A/S

/s/ Richard P. Thompson	/s/ Lares Rebien Sørensen

By: Richard P. Thompson	By: Lars Rebien Sørensen
President & CEO	Executive Corporate Vice President Health Care

[ * ]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.